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EXHIBIT 11.1    STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                         VIRUS RESEARCH INSTITUTE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


                                                                        THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                            SEPTEMBER 30,                   SEPTEMBER 30,
                                                                       1997             1996           1997             1996
                                                                   -------------------------------------------------------------


Net income (loss)                                                  $(2,101,757)     $  391,184     $(5,387,333)     $ (156,314)

  Shares used in computing net income (loss) per common share:
     Weighted average common stock
        outstanding during the period (1)                            8,908,229       8,810,526       8,887,840       7,237,833
    Common stock equivalents (2)                                           N/A         728,931             N/A             N/A

                                                                   -----------      ----------     -----------      ----------
Weighted average common shares outstanding                           8,908,229       9,539,457       8,887,840       7,237,833


Net income (loss) per common share                                 $     (0.24)     $     0.04     $     (0.61)     $    (0.02)
                                                                   ===========      ==========     ===========      ==========



(1) Effective with the closing of the Company's initial public offering of common stock, redeemable convertible preferred stock converted into shares of common stock. Accordingly, the equivalent number of weighted average common shares that would have been outstanding during the nine months ended September 30, 1996 have been included as outstanding.

(2) No common stock equivalents have been included in the three and nine months ended September 30, 1997 and the nine months ended September 30, 1996 as their effect would be antidilutive.